EXHIBIT 99.2


                                [FBR letterhead]


March 1, 2003


Mr. Ronald D. Paul
President and CEO
Eagle Bancorp, Inc.
7815 Woodmont Avenue
Bethesda, Maryland 20814

         Re:      Engagement Letter

Dear Ron:

     Friedman, Billings, Ramsey & Co., Inc. ("FBR") would be pleased to act as financial advisor for Eagle Bancorp, Inc. (the "Company") in connection with the proposed offering described below, subject to the terms and conditions of this letter agreement (the "Agreement").

         1. Financial Advisor.

         1(a) FBR will be the financial advisor to the Company with respect to the proposed secondary offering (the "Offering") of up to $12 million worth of the Company's common equity securities (the "Securities"). FBR will not be an underwriter in connection with the Offering and will not be expected to sell any of the shares being offered. The term of FBR's engagement (the "Engagement Period") shall be for one year commencing on the date of execution of this Agreement; provided, however, that either party may terminate the Engagement Period at any time upon 10 days written notice to the other party.

         1(b) In undertaking its role as financial advisor, FBR anticipates that its activities would include the following, as requested from time to time by the Company:

         (i)   Reviewing the proposed transaction;

         (ii) Assisting the Company in the Company's determination of appropriate structure;

         (iii) Conducting an examination of documents and records pertaining to the Company, interviewing Company personnel, and making such other reasonable investigations as FBR deems necessary and appropriate under the circumstances;

         (iv) Performing financial analysis of the Company and comparisons with other companies in its industry; and

         (v) Coordinating the receipt of stock subscription orders and the transfer of funds to the Company's escrow agent.

          2.   Other Advisory Services and Offerings.

          2(a) The Company also agrees to invite FBR, as long as the Company is intending to engage a broker/dealer, underwriter or financial advisor, to bid on or submit a proposal to serve in the following capacities in any of the following transactions contemplated by the Company (each, an "Other Transaction")

         (i) Mergers and Acquisitions: Financial advisor in connection with any purchase or sale of assets or stock, merger, acquisition, business combination, joint venture or other strategic transaction; and

         (ii) Capital Raising: Lead underwriter or placement agent in connection with any public or private offering of equity, debt or trust preferred securities or other capital markets financing.

         2(b) FBR's involvement with respect to Other Transactions shall be for the Engagement Period and, subject to the completion of the Offering during the Engagement Period, for a further period of two (2) years from the date of completion of the Offering (the "Post-Offering Period").

         3.    Information to be Supplied; Confidentiality.

         3(a) In connection with FBR's activities on behalf of the Company, the Company will furnish FBR with all financial and other information regarding the Company that FBR reasonably believes appropriate to its assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the "Information"). The Company will provide FBR with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants for the Company. The Company recognizes and agrees that FBR (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

          3(b) FBR will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Company or as required by law, including NASD Rule 2711, or by order of a governmental authority or court of competent jurisdiction. In the event that FBR is legally required to make disclosure of any of the Information, FBR will give notice to the Company prior to such disclosure, to the extent that FBR can practically do so.

The foregoing paragraph shall not apply to information that:

         (i) at the time of disclosure by the Company is, or thereafter becomes, generally available to the public or within the industries in which the Company or FBR or its affiliates conduct business, other than as a direct result of a breach by FBR of its obligations under this Agreement;

         (ii) prior to or at the time of disclosure by the Company, was already in the possession of, or conceived by, FBR or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to FBR or its affiliates other than from the Company;

         (iii) at the time of disclosure by the Company or thereafter, is obtained by FBR or and of its affiliates from a third party who FBR reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or

          (iv) is independently developed by FBR or its affiliates.

          3(c) Nothing in this Agreement shall be construed to limit the ability of FBR or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationships with, entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company's, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.

          3(d) The Company acknowledges that all advice (written or oral) given by FBR to the Company is intended solely for the benefit and use of the Company. Other than to the extent required to be reflected in Board of Directors and committee meeting minutes, no advice (written or oral) of FBR hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to FBR be made by the Company (or such persons), without the prior written consent of FBR.

          4.   Fees and Expenses.

          4(a) Upon acceptance of this letter, the Company will pay FBR a refundable deposit (the "Deposit") of $5,000. In the event that the Offering is not consummated, the Deposit shall be refunded to the Company.

          4(b) Concurrently with the consummation of the Offering, the Company shall pay in cash to FBR a financial advisory fee (the "Fee") equal to $30,000. FBR agrees that the Fee is contingent on the Closing of the Offering and the Company will not be obligated to pay the Fee unless the sale of such Securities is consummated.

          4(c) In addition to the Fee payable to FBR under this Agreement, the Company agrees to reimburse FBR upon request for its reasonable out-of-pocket expenses actually incurred in connection with its services under this Agreement, which shall not exceed $10,000 without prior consent excluding fees for FBR legal counsel, whether or not the Offering is consummated (the "Expense Reimbursement"). The fees of FBR's legal counsel shall not exceed $10,000 without prior consent of the Company.

          4(d) The Company acknowledges and agrees that it will be responsible for and shall pay all costs and expenses incident to the purchase, sale and delivery of Securities in the Offering, including, without limitation, all fees and expenses of filing with the State of Maryland and the NASD; all Blue Sky fees and expenses; fees and disbursements of counsel and accountants for the Company; printing costs.

          4(e) FBR's compensation in connection with any Other Transaction (other than the Offering) shall be determined by agreement between the Company and FBR on the basis of compensation customarily paid to financial advisors, underwriters or placement agents in similar transactions.

          5. Indemnification, Contribution, and Limitation of Liability. The Company agrees to indemnify FBR and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I, and agrees to the other provisions of Appendix I, which is incorporated herein by this reference, regardless of whether the proposed Offering is consummated.

          6.   Survival of Provisions

          6(a) This Agreement and the Appendix shall survive any termination of the Engagement Period. With respect to the fees and expenses set forth in
Section 4, upon termination of the Engagement Period, FBR shall be entitled to collect all such fees and expenses accrued through the date of termination.

          7. Independent Contractor; No Fiduciary Duty. The Company acknowledges and agrees that it is a sophisticated business enterprise and that FBR has been retained pursuant to this Agreement to act as financial advisor to the company solely with respect to the matters set forth herein. In such capacity, FBR shall act as an independent contractor, and any duties of FBR arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

          8. Beneficiaries. This Agreement shall inure to the sole and exclusive benefit of FBR and the Company and the persons referred to in Appendix I and their respective successors and representatives. The obligations and liabilities under this Agreement shall be binding upon FBR and the Company.

          9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. Any dispute hereunder shall be brought in a court in the Commonwealth of Virginia.

          10. Amendments. This Agreement may be modified or amended, or its provisions waived, only by a writing signed by the person or persons against whom enforcement of the modification, amendment or waiver is sought.

          11. Announcements of Offering and Other Transactions. If the Offering or Other Transaction is consummated in which FBR acts as underwriter or otherwise, FBR may, at its option and expense, place an announcement in such newspapers and periodicals as FBR may choose stating that FBR has so acted, and the capacity in which it has acted.

          12. No Commitment. This Agreement does not and will not constitute any agreement, commitment or undertaking, express or implied on the part of FBR or any affiliate to purchase or to sell any securities or to provide any financing and does not ensure the successful arrangement or completion of the Offering or any Other Transaction.

          13. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.

          14. Severability. If any portion of this Agreement shall be held or made unenforceable or invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect, and, to the fullest extent, the provisions of the Agreement shall be severable.

          15. Headings. The descriptive headings of the paragraphs subparagraph and Appendix of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretations of this Agreement.

          16. Failure or Delay No Waiver. It is understood and agreed that failure or delay by either the Company or FBR in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

          17. Waiver of Trial by Jury. EACH OF FBR AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

If the foregoing terms correctly set forth our agreement, please sign and return to us a duplicate copy of this Agreement. We look forward to working with you toward the successful conclusion of this engagement and developing a long term relationship with the Company.

Very truly yours,
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


By:                                         By:
    --------------------------------            --------------------------------
     James C. Neuhauser                           William L. Boyan III
     Senior Managing Director                     Managing Director


Confirmed and accepted as of
this               day of           , 2003:
     -------------        ----------



EAGLE BANCORP, INC.


By:
    ----------------------------------------
     Ronald D. Paul
     President and Chief Executive Officer

                                   APPENDIX I
                                   ----------

         The Company agrees to indemnify and hold harmless FBR and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (FBR and each such person being an "Indemnified Party") from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by FBR of the services contemplated by or the engagement of FBR pursuant to, this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from FBR's willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of FBR pursuant to, or the performance by FBR of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from FBR's willful misconduct or gross negligence.

         Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action, provided that the employment of such counsel shall be at the Indemnified Party's own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

         If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and FBR on the other hand, of the Offering (or other Transaction) as contemplated whether or not the Offering (or Other Transaction) is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and FBR, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and FBR of the Offering (or other Transaction) as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering (or other Transaction) bear to the fees paid or to be paid to FBR under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that FBR shall not be required to contribute any amount in excess of the amount by which fees paid FBR hereunder (excluding reimbursable expenses), exceeds the amount of any damages which FBR has otherwise been required to pay.

         The Company agrees that without FBR's prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which FBR or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

         In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse FBR on a monthly basis for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel. In addition to any reimbursed fees, expenses or costs outlined hereunder, FBR shall also receive from the Company cash compensation of $2,000.00 per person, per day, plus reasonable out-of-pocket expenses and costs should FBR be required to provide testimony in any formal or informal proceeding regarding the Company.

         If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.


Confirmed and accepted as of
this               day of           , 2003:
     -------------        ----------



EAGLE BANCORP, INC.


By:
    ----------------------------------------
     Ronald D. Paul
     President and Chief Executive Officer